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                                                                      EXHIBIT 99


(DUSA (R) LOGO)
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)
FOR RELEASE AT 4:00 P.M.


              DUSA PHARMACEUTICALS, INC. ANNOUNCES COMMENCEMENT OF
                     LEVULAN(R) KERASTICK(R) MANUFACTURING;
                    REACQUSITION OF CANADIAN PRODUCT RIGHTS;
                           PLANS TO EXPAND SALES FORCE

WILMINGTON, MA. FEBRUARY 26, 2004 - DUSA PHARMACEUTICALS, INC. (NASDAQ NMS:
DUSA) announced today that it has commenced commercial production of the Levulan(R) Kerastick(R) at its Wilmington manufacturing facility. Although DUSA has adequate inventory to meet short-term demand, the start of production at this time is intended to insure that the Company will have an adequate supply of inventory to meet the increasing market demand throughout 2004 and beyond. Initial production planning is based on the anticipated near term demand for Kerasticks, but the plant has the capacity to make over 1 million Kerastick units annually, so meeting demand is not expected to be an issue. DUSA expects that initial commercial product from the Wilmington facility will be available for distribution during the second quarter of 2004. Ongoing Kerastick production plans will be dependent on the level of Kerastick sales.

Also, on February 26, 2004, DUSA reacquired the rights to the aminolevulinic acid (Levulan) technology for Canada held by DRAXIS Health Inc. These rights were initially assigned to DRAXIS in 1991 at the time of the original licensing of the patents underlying our Levulan PDT platform from PARTEQ Research and Development Innovations, the licensing arm of Queen's University, Kingston, Ontario. DUSA terminated its assignment and agreed to pay an upfront fee and a royalty on sales of the Levulan Kerastick in Canada over a five year term. The commercial launch of our products in Canada is expected to occur in 2004.

Lastly, due to the positive sales momentum that the Company is experiencing, DUSA has also decided to expand its direct sales force. The total number of new representatives has not yet been determined.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the Company's intention to insure supply, its expectation that product from its manufacturing plant will be available during the second quarter of 2004 and the timing of
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the commercial launch of the Company's products in Canada. Such risks and uncertainties include, but are not limited to, limited experience manufacturing commercial quantities, changing market and regulatory conditions, limited sales and marketing resources and experience in the United States and a lack of resources and experience in the Canadian market, the impact of competitive products and pricing, continuing regulatory approval and market acceptance of our products, the ability of DUSA to develop a market for the products, maintenance of DUSA's patent portfolio and other risks identified in our SEC filings from time to time.

For further information contact:
D. GEOFFREY SHULMAN, MD, President, CEO
Or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059
Fax: 416.363.6602 or visit www.dusapharma.com